For Immediate Release

First Connecticut Bancorp, Inc. Adopts Stock Repurchase Plan

FARMINGTON, Conn., July 2, 2012 (GLOBE NEWSWIRE) – First Connecticut Bancorp, Inc. (the “Company”) (Nasdaq:FBNK), today announced that it has adopted and received regulatory approval to repurchase up to 1,788,020 shares, or 10% of the current outstanding shares.  Repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the funding of the Company’s equity incentive plan, if approved by shareholders at the Company’s 2012 Annual Meeting of Shareholders on July 11, 2012.

“We are pleased to announce our first buyback program as a public company” said John J. Patrick, Jr., Chairman, President and Chief Executive Officer of First Connecticut Bancorp, Inc.

First Connecticut Bancorp, Inc. is the holding company for Farmington Bank, a full-service community bank with 18 branch locations throughout central Connecticut.  Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region.  Farmington Bank has assets of $1.7 billion as of March 31, 2012.  For more information on Farmington Bank, visit farmingtonbankct.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.